July 27, 2026 Registration Statement Nos. 333-293684 and 333-293684-01; Rule 424(b)(3)
Amendment no. 1 to pricing supplement dated June 25, 2026 to product supplement no. 3-I dated April 17, 2026, underlying supplement no. 1-I dated
April 17, 2026 and the prospectus and prospectus supplement, each dated April 17, 2026
JPMorgan Chase Financial Company LLC
Structured Investments
Uncapped Buffered Return Enhanced Notes Linked to the
Lesser Performing of the Dow Jones Industrial Average® and
the Invesco S&P 500® Equal Weight ETF due June 27, 2030
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
Notwithstanding anything to the contrary set forth in the pricing supplement dated June 25, 2026, related to the notes referred to above (the “pricing supplement”), the Strike Value is as follows:
Strike Value: With respect to each Underlying, the closing value of that Underlying on the Strike Date, which was 51,666.84 for the Index and $208.89 for the Fund. The Strike Value of each Underlying is not the closing value of that Underlying on the
Pricing Date.
CUSIP: 46661CH74
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and
“Selected Risk Considerations” beginning on page PS-4 of the pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see
“Additional Terms Specific to the Notes” in the pricing supplement.
Pricing supplement dated June 25, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026073143/ea0296313-01_424b2.htm
Product supplement no. 3-I dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf
Underlying supplement no. 1-I dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026045209/ea0285802-11_424b2.pdf
Prospectus supplement and prospectus, each dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf